Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of _____, 2026, by and between Zoar Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), and [●] (the “Executive”), to be effective as of the Effective Date (as defined below). Certain capitalized terms are defined in Section 9 of this Agreement.

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company; and

WHEREAS, pursuant to the written board resolution of the Company dated [●], the board of directors of the Company has authorized and approved the appointment of the Executive as the [title] (the “Position”) effective on [●], 2026 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	EMPLOYMENT

1.1 Positions. The Executive will be employed by the Company, on a full-time basis, and perform the duties of the Executive’s Positions at a location in the United States approved by the Company, starting from the Effective Date. Notwithstanding the foregoing, Executive agrees and acknowledges that significant travel may be part of the performance of Executive’s services hereunder. In addition, for so long as the Executive is employed by the Company, the Executive may serve as a director or officer of one or more of the Group Members as may be required by the Company from time to time, in each case, without further compensation. Effective immediately upon termination of the Executive’s employment for any reason, the Executive will be deemed to have resigned from all such positions and offices the Executive may then hold at the Company or any of the Group Members unless otherwise agreed by the Company in writing.

1.2 Duties. The Executive agrees to perform the duties of the Executive’s Positions and such other duties as may reasonably be assigned to the Executive from time to time, and in its sole discretion, including, but not limited to, assigning Executive to serve as a director or officer of one or more of any Group Member as set forth in Section 1.1 above. The Executive also agrees that, while employed by the Company, the Executive will devote a portion of the Executive’s business time and the Executive’s best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Group and to the discharge of the Executive’s duties and responsibilities for them; provided, that the Executive’s service as a director, trustee or committee member of civic or charitable organizations or of any for-profit organization (including as a principal) which is not in the same competitive space as any Group Member or for those entities with whom Executive has a pre-existing relationship and in the capacity as listed in the “Permitted Activities” section on Annex 1 hereto will not be in violation of the foregoing, in each case, to the extent such service does not interfere in any material respect with the effective discharge of the Executive’s duties and responsibilities hereunder, create a conflict of interest, violate the Executive’s obligations under this Agreement or contravene with the governing documents, code of conduct or internal policies of the Company.

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1.3 Term. The Executive’s at-will employment with the Company became effective as of, and commenced on, the Effective Date and continue  until terminated pursuant to the terms of this Agreement.

1.4 Compliance with Policy. The Executive agrees that, as of the Effective Date, and while employed by the Company, the Executive will comply with all applicable policies, practices and procedures, and codes of ethics, corporate governance guidelines and business conduct of the Company (or any other Group Member, as applicable to Executive), as in effect from time to time.

2.	COMPENSATION AND BENEFITS

During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company with respect to the Executive’s Positions, the Company will provide the Executive the following compensation and benefits:

2.1 Base Salary. From and after the Effective Date, the Company shall pay, or cause a Group Member to pay, if applicable , the Executive a base salary at the rate set out in the “Base Salary” section on Annex 1 attached hereto, payable in regular installments and in accordance with the payroll schedule of the Company set out in the “Pay Period” section on Annex 1 attached hereto, subject to all applicable taxes and withholdings, and subject to adjustment from time to time by the Board or the Compensation Committee in its discretion (as adjusted from time to time, the “Base Salary”). The parties acknowledge and agree that a portion of Executive’s Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in this Agreement.

2.2 Allowance and Bonus. Beginning with respect to fiscal year 2026, and for each completed fiscal year thereafter while Executive is employed by the Company in the Positions, as set forth in Section 1.1, the Executive may be eligible to receive allowances and/or earn a bonus on a fixed and/or discretionary basis during the Executive’s employment hereunder, as may be determined by the Compensation Committee, in its discretion, including any terms (including payment terms) and conditions thereof. With respect to fiscal year 2026, Executive will be eligible to receive the bonus in such amount as set forth in Annex 1 attached hereto, which may be subject to adjustment by the Compensation Committee in its discretion.

2.3 Annual Incentive Equity Award. Beginning with respect to fiscal year 2026, Executive will be eligible to receive an annual grant of incentive equity awards of the Company as determined by the Board or the Compensation Committee, in its discretion, including the terms of any equity award. With respect to fiscal year 2026, Executive will be eligible to receive the number of shares set forth in Annex 1 attached hereto, which may be subject to adjustment by the Board or Compensation Committee in its discretion.

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2.4 Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses reasonably incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, subject to any expense reimbursement policies of the Company as in effect from time to time and to such reasonable substantiation and documentation as may be required by the Company from time to time. The Executive’s right to payment or reimbursement hereunder will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any fiscal year will not affect the expenses eligible for payment or reimbursement in any other fiscal year; (ii) payment or reimbursement will be made not later than June 30 of the fiscal year following the fiscal year in which the expense was incurred; and (iii) the right to payment or reimbursement will not be subject to liquidation or exchange for any other benefit.

2.5 Retirement, Medical, Insurance and Other Benefits. The Executive will be eligible to participate in the employee benefits plans and programs provided by the Company to other senior executives, as in effect from time to time.

2.6 Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, and to the extent not exempt from, comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A’’) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent. For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. Reimbursements payable to Executive hereunder shall be paid in no event later than the end of the calendar year following the year in which the reimbursable expense is incurred. In addition, such reimbursements shall be made in a manner that complies with all the requirements of Treasury Regulation Section 1.409A- 3(i)(1)(iv). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

3.	PROPRIETARY INFORMATION

3.1 Proprietary Information. During the course of the Executive’s employment with the Company, the Executive may have received, learned, or otherwise been exposed to, or may receive, learn and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Group whether in graphic, written, electronic or oral form, including without limitation information relating to any Group Member (or any predecessor of either) business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the suppliers, customers or business partners of any Group Member (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Intellectual Property, technology (including source code, algorithms, and models), and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) information relating to physical, chemical or biological materials and compounds, their structures, compositions, and formulations, and methods for their handling, use, and manufacture, and processes, apparatus, models relating thereto, (iii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iv) information concerning or resulting from any research and development or other project, and (v) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information any Group Member provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to the Executive by any Group Member or such third party at the direction of any Group Member.

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3.2 Obligations of Non-use and Non-disclosure. The Executive acknowledges the confidential and secret character of the Proprietary Information, and agrees that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, the Executive agrees not to use the Proprietary Information except in the performance of the Executive’s authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any Person, or make use of any of the Proprietary Information for Executive’s own purposes or for the benefit of any Person except for any Group Member either during or after the term of the Executive’s employment, without the prior written consent of the Company on a case-by-case basis or as otherwise required by a law or legal process, including by a court of competent jurisdiction. Executive shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs or other technology contained in the Proprietary Information of any Group Member unless permitted in writing by the Company. Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. Upon termination of the Executive’s employment, the Executive agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in the Executive’s possession or under the Executive’s direct or indirect control, provided that the Executive is entitled to retain the Executive’s personal copies of (a) the Executive’s compensation records, (b) materials distributed to shareholders generally, and (c) this Agreement. If the Executive becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, the Executive shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. The Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, the Executive shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of the Executive’s legal counsel. The Executive shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve the Executive of the Executive’s obligations of confidentiality and non-use with respect to non-compulsory disclosures. The Executive understands that nothing herein is intended to or shall prevent the Executive from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator. The Executive shall promptly notify any officer of the Company if the Executive learns of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information. For the avoidance of doubt, this Section 3.2 does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures and that Executive is not required to notify the Company that Executive has made such reports or disclosures.

3.3 Trade Secret. To the extent applicable, under the Defend Trade Secrets Act of 2016 of the United States, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing herein shall preclude the Company from disclosing the existence and/or terms and conditions of this Agreement, including without limitation, to the extent required by applicable law (including, without limitation, under applicable securities laws) or by judicial or administrative process.

3.4 Property of the Company. The Executive acknowledges and agrees that all Proprietary Information and any notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into the Executive’s possession in the course of the Executive’s employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and the Executive hereby irrevocably assigns any and all rights or interests the Executive may obtain in any of the foregoing to the Company. The Executive agrees to surrender this property to the Company upon termination of the Executive’s employment, or at any time upon request by the Company. The Executive further agrees that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

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4.	ASSIGNMENT OF INTELLECTUAL PROPERTY.

4.1 Disclosure and Assignment of Intellectual Property. The Executive will promptly and fully disclose all Intellectual Property which relates to the actual or anticipated business, operations, research and development of existing or future products or services any Group Member developed for the benefit of any Group Member in the course of Executive’s employment by the Company in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. The Executive confirms that Executive has assigned, transferred, and conveyed, and that the Executive will, and hereby does, irrevocably assign, transfer, and convey to the Company, without requirement of further writing, without royalty or any other further consideration the Executive’s entire right, title and interest throughout the world in and to all Intellectual Property created, conceived, made, discovered, developed, or reduced to practice by the Executive, solely or jointly with others, in the course of the Executive’s employment, including prior to the date hereof, in each case, that (i) relates to the business or actual or demonstrably anticipated research or development activities of the Group; (ii) is developed using any of the equipment, supplies, facilities, or Proprietary Information of the Group, or (iii) results from any work the Executive performs for the Group, whether or not performed during business hours (collectively, the “Works”). To the extent permitted by applicable law, the Executive agrees that the Company shall not be required to designate the Executive as the author or inventor of any Works. The Executive hereby irrevocably and unconditionally waives and releases, and agrees to waive and release, to the extent permitted by applicable law, all of the Executive’s rights to such designation and any rights concerning future modifications to any Works. To the extent permitted by applicable law, Executive waives all claims to moral rights in and to any Works.

4.2 Obligations to Assign. The obligations to assign the Works set forth in Section 4.1 apply with respect to all Works (a) whether or not such Intellectual Property are conceived, made, developed or worked on by the Executive during the Executive’s regular hours of employment with the Company and whether or not alone or in conjunction with any other Person; (b) whether or not the Works was made at the suggestion of any Group Member; (c) whether or not the Works was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Works is related to the general line of business engaged in by any Group Member.

4.3 Statutory Exemption. The Executive understands that, to the extent this Agreement shall be subject to and construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of Intellectual Property made by an employee, this Agreement shall be interpreted not to apply to the classes of Intellectual Property which are precluded under the laws of such jurisdiction, but shall otherwise apply to all other classes of Intellectual Property. The Executive agrees to disclose promptly in writing to the Company all Intellectual Property made or conceived by the Executive during the term of the Executive’s employment, whether or not the Executive believes such Intellectual Property is subject to this Agreement, to permit a determination by the Company as to whether or not the Intellectual Property is subject to this Agreement. Solely to the extent that the assignment of any Works or portion thereof as contemplated by Section 4.1 cannot be effected under applicable law, the Executive agrees that the Company and its designee is hereby granted an exclusive (even as against the Executive, the Executive’s heirs, executors, administrators and other legal representatives, and Executive’s successors and assigns), perpetual, irrevocable, worldwide, sub-licensable (through multiple tiers), transferable, royalty-free and fully-paid license, in all fields of use, under any and all rights (including all patent, trade secret, copyright and other intellectual property rights) in and with respect to such Works or any portion thereof, including all rights to make, have made, import, use, offer for sale, sell, copy, modify, create derivative works, publicly perform, publicly display, distribute and otherwise commercially exploit such Works or any portion thereof. To the extent any rights, title and interest in and to Works can be neither assigned nor so licensed to the Company, the Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company, any of the Company’s successors-in-interest or assignees, and the customers, licensees, assignees or successors-in-interest thereof.

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4.4 Separate Works Exemption. Notwithstanding the assignment in Section 4.1, the “Works” shall not include the patents and other Intellectual Property assets set forth on Annex 2 hereto, each item of which the Executive represents and warrants were made by the Executive prior to the Executive’s employment with the Company and without the use of any confidential or proprietary information of the Company. If the Executive does not list any Intellectual Property on Annex 2, then the Executive acknowledges that none exist. The Executive hereby represents and warrants that the patents and other Intellectual Property assets owned by the Executive set forth on Annex 2 are not related in any way to any Group Member. If in the course of the Executive’s employment with the Company, the Executive incorporates into any Works any of the Intellectual Property set forth on Annex 2, or any other Intellectual Property owned or developed by the Executive which does not constitute a Work (collectively, “Separate Works”), the Executive hereby grants to the Company and the Group and its and their respective designees, a nonexclusive, royalty-free and fully-paid, irrevocable, perpetual, sub-licensable (through multiple tiers), transferable, worldwide license, in all fields of use, under any and all rights (including all patent, trade secret, copyright and other intellectual property rights) in and with respect to such Separate Works or any portion thereof, including all rights to make, have made, import, use, offer for sale, sell, copy, modify, create derivative works, publicly perform, publicly display, distribute and otherwise commercially exploit such Separate Works or any portion thereof, as part of or in connection with such Works or any product or service that incorporates, practices, is based on or otherwise utilizes such Works or any portion thereof.

4.5 Further Assurances. The Executive agrees to assist the Company or its designee, in every proper way to secure the Company’s, or its designees’, rights in the Works, and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee deems necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Works, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that the Executive’s obligations under this Section 4.5 shall continue beyond the termination of the Executive’s employment with the Company, but if the Executive is requested by the Company to render such assistance after the termination of such employment, the Executive shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

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5.	RESTRICTED ACTIVITIES

5.1 Restricted Activities. The Executive agrees to the following restrictions on the Executive’s activities during and, to the extent applicable, after the Executive’s employment with the Company terminates for any reason, and further agrees that such restrictions are necessary to protect the goodwill, Proprietary Information, trade secrets and other legitimate interests of the Group:

(a) Non-Competition. While the Executive is employed by the Company and for a period of twelve (12) months  following the termination of the Executive’s employment for any reason (collectively, the “Restricted Period”), the Executive will not, directly or indirectly, for the Executive’s own benefit or for the benefit of any other Person other than any Group Member, whether as an owner, partner, principal, investor, consultant, agent, employee, co-venturer or otherwise, compete with, undertake any planning to compete with, or assist or encourage any other business in competing with or undertaking any planning to compete with, the Company or any Group Member. Specifically, but without limiting the foregoing, the Executive agrees not to work for or provide services to, in any capacity, whether with or without compensation, any Person that is engaged in any business anywhere that is competitive with the business of any Group Member, as conducted or in active planning at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, in no event shall ownership of less than one percent (1%) of the outstanding securities of any class of any other entity whose securities are registered or listed on any securities exchange or recognized securities market anywhere in the world constitute a breach of this Section 5.1(a) so long as the Executive does not have, or exercise, any rights to manage or operate the business of such entity other than rights as an equity holder thereof. Non-Solicitation of Business Partners. During the Restricted Period, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any Group Member to terminate, diminish or otherwise change in any manner adverse to the Company or any Group Member his, her or its relationship with any of them; or (ii) seek to persuade any such customer, vendor, supplier or business partner, or any prospective customer, vendor, supplier or business partner of any Group Member, to conduct with anyone else any business or activity that such Person conducts or could conduct with the Company or any Group Member.

(b) Non-Solicitation of Employees and Other Service Providers. During the Restricted Period, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) hire or engage any employee of the Company or any Group Member; (ii) solicit for hiring or engagement any employee of the Company or any Group Member or seek to persuade any such employee to discontinue employment; or (iii) solicit or encourage any independent contractor providing services to the Company or any Group Member to terminate, diminish or otherwise change in any manner adverse to the Company or any Group Member his, her or its relationship with any of them. Notwithstanding the foregoing, while the Executive is employed by the Company hereunder, Executive may engage in any of the above listed actions to the extent required for the proper performance of the Executive’s regular duties and responsibilities hereunder or otherwise approved by the Board.

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(c) Non-Disparagement. The Executive shall not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Group Member, or any of their respective officers, shareholders, members or advisors, any member of the Board, or any agents or others with whom the Company or Group Member has business relationships, in a false or negative light; provided, however, that Executive shall not be required to make any untruthful statement or to violate any law.

6.	ACKNOWLEDGMENT AND ENFORCEMENT; REPRESENTATIONS

6.1 Acknowledgments. The Executive acknowledges that the Executive has become familiar, or will become familiar with, the Group’s trade secrets and with other confidential and proprietary information concerning any Group Member and their respective predecessors, successors, customers and suppliers, and that the Executive’s services are of special, unique and extraordinary value to the Company and/or any Group Member. The Executive acknowledges and agrees that the Company and/or any Group Member would not enter into this Agreement, providing for compensation and other benefits to the Executive on the terms and conditions set forth herein, but for the Executive’s agreements herein (including those set forth in Sections 3, 4, and 5). Furthermore, the Executive acknowledges and agrees that the Company and/or any Group Member will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Proprietary Information and trade secrets. The Executive agrees that the covenants set forth in Sections 3, 4, and 5 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the trade secrets and other Proprietary Information, confidential information, good will, stable workforce and customer relations of the Company and/or Group Member.

6.2 Representations.

(a) Without limiting the generality of the Executive’s agreement with the provisions of Section 6.1, the Executive (i) represents that the Executive is familiar with and has carefully considered the Restrictive Covenants; (ii) represents that the Executive is fully aware of the Executive’s obligations hereunder; (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants; and (iv) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company or Group Member, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Executive’s education, skills and ability), Executive does not believe would prevent Executive from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company or Group Member disproportionate to the detriment of Executive.

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(b) Executive hereby represents and warrants to the Company that: (i) the information that Executive provided to the Company regarding Executive’s background is truthful and accurate; (ii) the execution and delivery of this Agreement and the performance by Executive of Executive’s duties and responsibilities hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (iii) Executive has no information (including, without limitation, confidential information, proprietary information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement; (iv) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement; (v) Executive is not currently and has never been the subject of any allegation or complaint of harassment, discrimination, retaliation, or sexual or other misconduct in connection with any prior employment or otherwise, and has never been a party to any settlement agreement or nondisclosure agreement relating to such matters; and (vi) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

6.3 Enforcement. Executive agrees that a breach by Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company or any Group Member that would be difficult or impossible to measure, and that damages to the Company or any Group Member for any such injury may therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants if and when final judgment of a court of competent jurisdiction is so entered against Executive. It is also agreed that any Group Member besides the Company will have the right to enforce all of the Executive’s obligations to such member under this Agreement, including, without limitation, pursuant to Section 5. Notwithstanding anything in this Agreement to the contrary, Executive can provide Proprietary Information to Government Agencies without risk of being held liable for liquidated damages or other financial penalties.

6.4 Severability. If, at the time of enforcement of the Restrictive Covenants, a court holds that the Restrictive Covenants are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable. Executive covenants and agrees that Executive shall not assert as a defense to any action seeking enforcement of the Restrictive Covenants (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Executive.

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6.5 Tolling. In the event of any violation of the provisions of Section 5, the Executive acknowledges and agrees that the post-termination restrictions contained in Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6.6 Survival of Provisions. The obligations contained in Sections 3, 4, 5, 6 and 11 hereof shall survive any termination of the Executive’s employment with the Company and shall be fully enforceable thereafter. As it relates to Section 5, specifically, no claimed breach of this Agreement or other violation of law attributed to any Group Member, or change in the nature or scope of the Executive’s employment or other relationship with any Group Member, will operate to excuse the Executive from the performance of the Executive’s obligations under Section 5.

7.	TERMINATION OF EMPLOYMENT

The Executive’s employment under this Agreement will continue until terminated pursuant to this Section 7.

7.1 In General . The Executive’s employment may be terminated by the Company or by the Executive as set forth herein this Section 7.

7.2 Termination by the Company. Notwithstanding the provisions of Section 7.4, the Company may terminate the Executive’s employment, with or without cause, immediately upon written notice to the Executive.

7.3 Termination by the Executive. The Executive may terminate the Executive’s employment with the Company for any reason upon thirty (30) days’ written notice to the Company.

7.4 Death and Disability. The Executive’s employment will terminate automatically in the event of the Executive’s death or disability during employment.

7.5 Cooperation upon Termination. Upon the Executive’s termination of employment for any reason, the Executive shall cooperate as reasonably requested by the Company to effectuate an orderly transition.

8.	OTHER MATTERS RELATED TO TERMINATION

8.1 Final  Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company will pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates (the “Termination Date”); (ii) reimbursement, in accordance with Section 2.4 hereof, for reasonable business expenses reasonably incurred by the Executive on or before the Termination Date but not yet paid to the Executive as of the Termination Date, and that such expenses are reimbursable under Company policies then in effect; and (iii) any other vested amounts due and owed to the Executive under the terms of any plan, program or arrangement of the Company (all of the foregoing, the “Final Compensation”). The Final Compensation will be paid by the Company to the Executive (or, in the event of Executive’s death, Executive’s estate) within the thirty (30) day period (or such earlier period as required by law) following the Termination Date, except for any vested incentive equity Executive may have, which shall be subject to the terms of any plan and applicable award agreement.

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8.2 Officer /Board/Committee Resignations. Upon the termination of the Executive’s employment for any reason, Executive will be deemed to have resigned, without any further action by Executive, from any and all positions (including, but not limited to, any officer and/or director positions or positions as a fiduciary of any of the Company’s or any Group Member’s employee benefit plans) that Executive, immediately prior to such termination, (i) held within the Company or any of the Group Members and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company or any of the Group Members. If, for any reason, this Section 8.2 is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

8.3 Survival. The provisions of this Agreement will survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under Sections 3, 4, and5. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

9.	CERTAIN DEFINITIONS

For purposes of this Agreement, the following definitions apply:

“Board” means the board of directors of the Company or any committee thereof, as applicable.

“Cayman HoldCo” means Zoar Labs Limited, a Cayman Islands exempted company, which was formed on June 10, 2025 as a holding company to effectuate certain transactions (collectively, the “Business Combination”) pursuant to a merger and share exchange agreement, dated June 21, 2025 (the “Business Combination Agreement”), by and among the Company, Cayman HoldCo, Zoar Nevada Sub, Inc., a Nevada corporation and wholly-owned Subsidiary of the Company, Kanans Visvanats, a Latvian national and sole shareholder of the Company, and Impact BioMedical Inc., a Nevada corporation. Upon the satisfaction of the terms and conditions set forth in the Business Combination Agreement, at the closing (the “Closing”) of the Business Combination, the Cayman HoldCo shall become the wholly-owned Subsidiary of the Company, with the Company listed on the New York Stock Exchange.

“Compensation Committee” means the compensation committee of the board of directors of the Company.

“Group” means, collectively, the Company, any Subsidiaries of the Company, the Cayman HoldCo, any Subsidiaries of the Cayman HoldCo, and any affiliates of any of the foregoing from and after the Effective Dates.

“Group Member” means any Person within the Group.

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“Intellectual Property” means all worldwide past, present, and future intellectual property or other proprietary rights, which may exist or be created under the laws of any jurisdiction in the world, including but not limited to: (i) inventions, ideas, innovations, concepts, art, discoveries, designs, developments, contributions, findings, and improvements (in each case whether or not patentable); (ii) works of authorship, in any medium of expression, mask work rights, and copyrights; (iii) trade names, service marks, trademarks, and trade dress, including all goodwill associated therewith; (iv) patents, industrial property, and applications for either of the foregoing, including divisions, continuations, continuations in part, provisional applications, substitute applications, reexaminations, reissues and extensions of any of the foregoing; (v) technology, computer software, algorithms, models, data, database rights, source code, object code, development tools, user interfaces, menus, buttons, and icons; and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, and other items and documentation related to or associated with any of the foregoing; and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases, and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof; (vi) trade secrets and other proprietary or confidential information or data, including formulas, methods, processes, procedures, plans, projects, systems, manufacturing techniques, strategies, know-how, works, (vii) any other intellectual property or proprietary rights anywhere in the world, and all modifications or derivative works thereof, and all rights to obtain, register, perfect and enforce any right or interest in any of the foregoing; and (viii) the right to sue and collect damages for past, present, and future infringement or other violation in connection with any right or interest in any of the foregoing.

“Person” means an individual or natural person, a corporation, a limited liability company, an association, a partnership (including a limited liability partnership), an estate, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity or organization, or a governmental authority.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

10.	NO CONFLICTING AGREEMENTS

10.1 No Conflict. The Executive hereby represents and warrants that the signing of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations hereunder.

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11.	MISCELLANEOUS

11.1 Notices. Any notices provided for in this Agreement will be in writing and will be effective when delivered in person or five days after being sent by registered mail, postage prepaid, return receipt requested, or one day after deposit with a reputable overnight delivery service, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to its principal place of business located at 1504, Peninsula Sq, 18 Sung On Street, Kowloon, Hong Kong, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

11.2 Withholding/Authorized Deductions. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law or regulation, and the Company may make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

11.3 Assignment. The Executive may not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the Company; the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Subsidiaries or to any Person with whom the Company hereafter effects a reorganization, consolidation or merger, or to whom the Company hereafter transfers all or substantially all of its properties or assets and which Person agrees in writing to assume the obligations of the Company hereunder. This Agreement will inure to the benefit of and be binding upon the Executive and the Company and each of their respective successors, executors, administrators, heirs and permitted assigns. Nothing in this Agreement shall create, or be deemed to create, any third-party beneficiary rights in any Person, including, without limitation, any employee of the Company, other than Executive.

11.4 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion or provision (or portion thereof) of this Agreement is declared invalid, illegal or unenforceable to any extent under applicable law by a court of competent jurisdiction, then such portion or provision (or portion thereof) as to such jurisdiction shall be ineffective; provided, however, the remainder of this Agreement, or the application of such portion or provision (or portion thereof) in circumstances other than those as to which it is so declared invalid, illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law in any other jurisdiction.

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11.5 Clawback. To the extent allowable and enforceable under applicable law, in consideration of entering into this Agreement, and the Executive’s eligibility to participate in the Company’s cash and equity incentive plans (including the bonus), the Executive agrees that executive, and any compensation or benefits offered under this Agreement or in connection with the Executive’s employment or otherwise, now or in the future, will be subject to all Company policies (including the Company’s clawback policy), including with respect to insider trading and compensation recovery and/or recoupment, that are currently in place or that might be adopted by the Company to comply with applicable law, stock exchange rules or to comport with good corporate governance practices, as such policies may be amended from time to time. Forfeiture or recovery by the Company of any compensation in accordance with a compensation recovery and/or recoupment policy shall not constitute an event giving rise to a right be Executive to terminate Executive’s employment for “Good Reason” based on such recovery by the Company, nor shall it constitute “constructive termination”, or any similar term or circumstance under this Agreement or any other plan or agreement with the Company.

11.6 Insurance. The Company may, at its option and for its benefit, obtain insurance with respect to Executive’s death, disability or injury. Executive agrees to submit to such physical examinations and supply such information as may reasonably be required in order to permit the Company to obtain such insurance.

11.7 Offsets. To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, has the right to set off (or cause to be set off) any amount otherwise due to Executive from the Company in satisfaction of any repayment obligation of Executive under this Agreement or otherwise, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of applicable laws, rules or regulations in such circumstances.

11.8 Cooperation. Notwithstanding the cooperation obligations set forth in Section 4.5, during and after the termination of Executive’s employment with the Company for any reason, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company or the Group, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

11.9 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, relating to the same.

11.10 Amendment and Waiver. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

11.11 Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision herein.

11.12 Counterparts. This Agreement may be executed in counterparts (and may be delivered by email or other electronic means), each of which will be an original and all of which together will constitute one and the same instrument.

11.13 Dispute Settlement. This Agreement will be governed by and construed in accordance with the laws of New York, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, and the Executive and the Company agree to submit to an arbitration administered by the New York City Office of the International Centre for Dispute Resolutions in accordance with its International Arbitration Rules in connection with any dispute arising out of or otherwise related to this Agreement or the Executive’s employment with the Company, in whole or in part, except as set forth in Section 6.3 herein. In connection with any dispute arising out of or otherwise related to Section 6.3 herein, each of the Executive and the Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any Federal or State court sitting in New York, New York, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.13, (c) irrevocably and unconditionally waives any objection to laying venue in any such action or proceeding in such courts, (d) irrevocably and unconditionally waives any objection that such courts are an inconvenient forum or do not have jurisdiction over the Executive or the Company, (e) agrees that service of process upon the Executive or the Company in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.14 Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Zoar Limited
a Cayman Islands exempted company

By:
Name:
Title:

Accepted and agreed

Name: [●]

[Signature Page to Employment Agreement]

Annex 1

Specified Employment Terms

Base Salary	USD $[●], annually
Pay Period	Monthly
Initial Annual Incentive Equity Award	[●]
Initial Annual Cash Bonus	[●]

Annex 1 to Employment Agreement

Annex 2

EXCLUDED FROM WORK PRODUCT

______________	I have no inventions.

______________	The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to any Group Member’s present business:

______________	Additional sheets attached.

Executive:	__________________________	Date:	________________________

Annex 2 to Employment Agreement